Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2020 financial results
•Fourth quarter net sales of approximately $3.8 billion, more than 2% higher than the prior year, despite continued negative impacts of the COVID-19 pandemic
•Reported earnings per diluted share (EPS) of $1.14 and adjusted EPS of $1.59
•Strong operating margin momentum led by higher year-over-year sales volumes in the Industrial Coatings reportable segment and continued strong cost management
•Completed Ennis-Flint acquisition and recently announced additional acquisition agreements
•Record full-year operating cash flow of about $2.1 billion, despite lower full-year sales
PITTSBURGH, Jan. 21, 2021 – PPG (NYSE:PPG) today reported fourth quarter 2020 net sales of approximately $3.8 billion, more than 2% higher versus the prior year. Selling prices increased by about 1.5%. Sales volumes decreased approximately 1.5% versus the prior year, which reflects the ongoing, negative economic impacts of the COVID-19 pandemic in certain end-use markets. Favorable foreign currency translation impacted net sales by about 1.5%, or about $60 million, and acquisition-related sales, added less than 1% to sales growth.
Fourth quarter 2020 reported net income was $272 million, or $1.14 per diluted share, and adjusted net income was $378 million, or $1.59 per diluted share. Adjusted figures exclude after-tax items totaling $106 million that primarily relate to asset impairment charges, including non-cash asset write-downs due to the planned sale of certain smaller entities in non-strategic developing countries, restructuring-related costs, and hurricane-related expenses. Fourth quarter 2019 reported net income from continuing operations was $295 million, or $1.23 per diluted share, and adjusted net income from continuing operations was $313 million, or $1.31 per diluted share. The fourth quarter 2020 reported and adjusted effective tax rates were approximately 19% and 21% respectively, compared to the fourth quarter 2019 reported and adjusted effective tax rates of about 24%. Detailed reconciliations of the reported to adjusted figures are included below.
“Our strong earnings momentum continued in the fourth quarter as we delivered a second consecutive quarter of record operating margins,” said Michael H. McGarry, PPG chairman and chief executive officer. “The more than 20% increase in our adjusted EPS was the result of strengthening year-over-year sales growth in our Industrial Coatings reportable segment, led by the automotive original equipment manufacturer (OEM), general industrial and packaging coatings businesses. In addition, the global architectural coatings business continued its excellent execution as we leveraged higher year-over-year sales into strong earnings growth. Consistent with the third quarter, we achieved improved operating results despite continued weakness in several key end-use markets, including aerospace and automotive refinish coatings, which are still being heavily impacted by the ongoing pandemic.

“In addition to improving sales performance, we delivered nearly $40 million of incremental structural cost savings from business restructuring programs, bringing full-year savings to about $115 million. These permanent cost reductions will enable higher operating earnings leverage in future quarters as we experience further volume recovery from the pandemic. We also finished the year by generating record fourth quarter operating cash flow, bringing our full year total to $2.1 billion, driven by a 180 basis-point reduction in operating working capital as a percent of sales. Finally, in the past several months, we have announced several value-creating acquisitions, with each bringing differing strategic values to our portfolio.
“We continue to prioritize the health and safety of our employees while providing excellent support to our customers. I am proud of our global PPG team, and I want to thank our employees for their continued focus during these challenging times. To recognize our front-line and field workers for their outstanding commitment throughout the year, we accrued in the fourth quarter and are in the process of distributing about $6 million in bonuses in appreciation of their efforts. In addition, during the quarter, the PPG Foundation continued to provide relief support by donating about $2 million to communities in which we call home,” McGarry added.
“Looking ahead, overall global coatings demand continues to improve in many of the end-use markets we serve and across all our major regions, and we expect overall global economic activity to strengthen in the first half of 2021. However, due to increasing pandemic-related restrictions and certain supply chain disruptions, there is uncertainty regarding when this coatings demand growth will fully materialize. Regardless of timing, PPG is well positioned to benefit from a number of positives that are anticipated to occur in the coming quarters. These include sales volume recovery in our technology-advantaged automotive refinish and aerospace coatings businesses, an eventual inventory restocking in certain industrial end-use markets, and synergy realization and earnings accretion as we integrate recently announced acquisitions,” McGarry said.
“The performance we achieved in 2020 is a testament to our company’s capabilities and is truly the result of the fortitude of PPG’s global team as we work together to make it happen. I am looking forward to welcoming the employees from our acquisitions, and together I have no doubt that we are beginning 2021 as a stronger company,” concluded McGarry.
Fourth Quarter 2020 Reportable Segment Financial Results
•Performance Coatings segment fourth quarter net sales were about $2.2 billion, down approximately $15 million, or nearly 1%, versus the prior year. Selling prices increased by about 3%, and acquisition-related sales added 1%, or about $20 million, primarily from the ICR, Ennis-Flint, and Texstars acquisitions. These gains were more than offset by lower sales volumes of about 6%, or about $125 million, primarily related to reduced demand stemming from the pandemic. Favorable foreign currency translation increased net sales by more than 1%, or about $30 million.
Architectural coatings – Europe, Middle East and Africa (EMEA) year-over-year net sales, excluding the impact of currency and acquisitions (organic sales), increased by a low-teen-percentage, driven by continued consumer demand growth for PPG’s paint products for residential renovations. Organic sales within the architectural coatings – Americas and Asia Pacific businesses were up a mid-single-digit percentage year over year, with differences by channel and region. Both the U.S. trade professional and do-it-for-yourself channels had positive organic sales growth. In Mexico, the PPG-Comex architectural coatings business grew organic sales by nearly 10% as consumer demand through our concessionaire network remained robust. Sales volumes in protective and marine coatings were down a mid-single-digit percentage, driven by reduced demand for energy-related protective coatings products in the U.S., partially offset by strong demand of protective coatings products in China. Aerospace coatings sales volumes were down more than 30%, impacted by lower commercial OEM and aftermarket demand, while sales for aerospace military applications remained similar to the prior year. Net sales for automotive refinish coatings were slightly higher on a sequential basis compared to the third quarter 2020, but were below fourth quarter 2019 levels reflecting lower automotive miles driven and traffic congestion due to the pandemic.
Segment income for the fourth quarter was $299 million, down $8 million, or about 3%, year over year. Segment income declined due to the impact of the lower sales volumes, primarily in aerospace and automotive refinish coatings businesses, partially offset by improved selling prices, cost-mitigation efforts and restructuring initiatives.
•Industrial Coatings segment fourth quarter net sales were about $1.6 billion, up about $100 million, or about 7%, versus the prior year. The positive results were aided by demand improvements for automotive and general industrial coatings resulting in a 5% increase in sales volumes for the reporting segment. In addition, favorable foreign currency translation increased sales by about 2% during the quarter. Selling prices were level with the fourth quarter of 2019.
PPG automotive OEM coatings sales volumes rose a high single-digit percentage in aggregate, with differences by region, significantly exceeding the percentage increase in global industry auto production rates and reflecting the company’s leading technology and customer service capabilities. This includes PPG year-over-year sales growth of about 20% in China, where industry retail sales were higher for a sixth consecutive month, growing about 7% in the quarter. Sales volumes for the industrial coatings business also improved notably, increasing by a mid-single-digit percentage year over year, with monthly improvement throughout the quarter in all geographic regions. Packaging coatings sales volumes also increased a mid-single-digit percentage year over year, with strong growth in most regions.
Segment income for the fourth quarter was $282 million, up $79 million, or approximately 40% year over year. Segment income was aided by the impact from higher sales volumes, restructuring cost savings, and favorable foreign currency translation.
The company generated approximately $1 billion of operating cash flow in the fourth quarter, about 20% higher than fourth quarter of 2019, and a record $2.1 billion for the year. The company had cash and short-term investments totaling approximately $1.9 billion at year-end and net debt of $3.9 billion. The ending balances also reflect the cash funding for the Ennis-Flint acquisition that occurred in late December. The other announced acquisitions are expected to be finalized at various times during the first half of 2021. The company will fund these acquisitions through a combination of cash-on-hand and external financing.
Full-Year 2020 Financial Results
Full-year 2020 reported net sales from continuing operations were approximately $13.8 billion, down about 9% versus the prior year, including unfavorable foreign currency translation of about 1%, or approximately $150 million. Organic sales were down nearly 8% versus the prior year, and acquisition-related sales added 1% to net sales.
The company’s 2020 full-year reported net income from continuing operations was about $1.1 billion, or $4.44 per diluted share, versus $1.2 billion, or $5.22 per diluted share, in 2019. Full-year 2020 adjusted earnings per diluted share from continuing operations was $5.70 compared to $6.22 in 2019. The effective tax rate from continuing operations was about 21% for 2020 versus about 24% for 2019, and the adjusted effective tax rate from continuing operations was about 22% for 2020 versus about 24% for 2019. The company’s global effective tax rate is expected to be in the range of 22% -to- 24% for the year 2021, varying by quarter. Reconciliations of the reported to adjusted figures are included below.
For 2020, the company paid about $500 million in dividends and $1.2 billion for acquisitions. Net capital expenditures totaled about $300 million, down versus the prior year reflecting the company’s decisive actions to curtail non-essential spending during the peak of the pandemic. The company had about $1.5 billion remaining on its current share repurchase authorization at year-end 2020.
In addition, the company today reported the following projections for the first quarter 2021 based on current global economic activity and in consideration of the near-term economic uncertainty associated with the impact of the pandemic:

•Aggregate year-over-year sales volumes are anticipated to be flat to slightly higher, differing by business and region, and factors in one fewer shipping day compared to the prior-year quarter, impacting many of our distribution-oriented businesses
•Total incremental structural cost benefits from restructuring actions are expected to be between $30 million and $35 million; and about $25 million of interim cost savings are expected to be sustained during the quarter
•Corporate expenses are expected to be about $60 million, which is similar to each of the first and fourth quarters of 2020
•Net interest expense is expected to be between $27 million and $29 million
•The company’s first quarter global ongoing effective tax rate is expected to be in the range of 24% to 25%
•Beginning in 2021, the company will report adjusted earnings per diluted share excluding amortization expense relating to intangible assets from completed acquisitions which, for the first quarter of 2021, is expected to be between $1.55 and $1.61. The mid-point of this range would be over 20% higher than the comparable adjusted-per-diluted-share figure for the first quarter of 2020 which was $1.31

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $13.8 billion in 2020. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 5 p.m. ET today, January 21. The company will hold a conference call to review its fourth quarter and full-year 2020 financial performance tomorrow, January 22, at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://www.directeventreg.com/registration/event/5136526. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available tomorrow, January 22, beginning at approximately 11:00 a.m. ET, through February 5 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-800-585-8367; international, +1-416-621-4642; passcode 5136526. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, January 20, 2022.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic, global economic conditions, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here and in our 2019 Annual Report on Form 10-K and the third quarter 2020 quarterly report on Form 10-Q are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 21, 2021, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2020		Fourth Quarter 2019
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$272	$1.14	$295	$1.23
Business restructuring-related costs, net(b)	18	0.08	14	0.06
Impairment charges(c)	64	0.27	—	—
Environmental remediation charges	10	0.04	—	—
Expenses incurred due to natural disasters(d)	7	0.03	—	—
Acquisition-related costs	7	0.03	—	—
Litigation matters, net	—	—	4	0.02
Adjusted net income from continuing operations, excluding certain items	$378	$1.59	$313	$1.31

	Full Year 2020		Full Year 2019
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$1,056	$4.44	$1,243	$5.22
Business restructuring-related costs, net(b)	166	0.70	168	0.71
Impairment charges(c)	64	0.27	—	—
Increase to allowance for doubtful accounts related to COVID-19	23	0.10	—	—
Environmental remediation charges	19	0.08	47	0.20
Expenses incurred due to natural disasters(d)	13	0.06	—	—
Acquisition-related costs	7	0.03	13	0.05
Debt extinguishment charge	5	0.02	—	—
Litigation matters, net	—	—	9	0.04
Adjusted net income from continuing operations, excluding certain items	$1,353	$5.70	$1,480	$6.22

	Fourth Quarter 2020			Fourth Quarter 2019
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$345	$67	19.4%	$398	$95	23.9%
Business restructuring-related costs, net(b)	24	6	26.8%	19	5	27.1%
Impairment charges(c)	93	25	26.9%	—	—	—
Environmental remediation charges	14	4	25.1%	—	—	—
Expenses incurred due to natural disasters(d)	9	2	25.1%	—	—	—
Acquisition-related costs	9	2	21.6%	—	—	—
Litigation matters, net	—	—	—	5	1	23.9%
Adjusted effective tax rate, continuing operations, excluding certain items	$494	$106	21.5%	$422	$101	23.9%

	Full Year 2020			Full Year 2019
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,362	$291	21.4%	$1,661	$392	23.6%
Business restructuring-related costs, net(b)	224	58	25.9%	222	54	24.4%
Impairment charges(c)	93	25	26.9%	—	—	—
Increase to allowance for doubtful accounts related to COVID-19	30	7	23.2%	—	—	—
Environmental remediation charges	26	7	24.7%	61	14	23.0%
Expenses incurred due to natural disasters(d)	17	4	24.7%	—	—	—
Acquisition-related costs	9	2	21.6%	17	4	23.5%
Debt extinguishment charge	7	2	24.3%	—	—	—
Litigation matters, net	—	—	—	12	3	24.1%
Adjusted effective tax rate, continuing operations, excluding certain items	$1,768	$396	22.4%	$1,973	$467	23.7%

(a) Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.
(c) Impairment charges were recorded in the fourth quarter 2020 related to the planned sale of certain smaller entities in non-strategic regions and for certain asset write-downs. The revenue of the entities to be sold represents less than 1% of PPG annual net sales. Net income of $64 million is attributable to PPG and net income of $4 million is attributable to noncontrolling interests.
(d) In the second half of 2020, Hurricanes Laura and Delta damaged a southern U.S. factory that supports the Company's specialty coatings and materials business.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
Net sales	$3,757	$3,672	$13,834	$15,146
Cost of sales, exclusive of depreciation and amortization	2,140	2,111	7,777	8,653
Selling, general and administrative	882	894	3,389	3,604
Depreciation	91	99	371	375
Amortization	34	35	138	136
Research and development, net	100	109	379	432
Interest expense	31	33	138	132
Interest income	(5)	(9)	(23)	(32)
Business restructuring, net	2	1	174	176
Impairment charges	93	—	93	—
Other charges, net (a)	44	1	36	9
Income before income taxes	$345	$398	$1,362	$1,661
Income tax expense	67	95	291	392
Income from continuing operations	278	303	1,071	1,269
(Loss)/Income from discontinued operations, net of tax	—	(3)	3	—
Net income attributable to the controlling and noncontrolling interests	278	300	1,074	1,269
Less: Net income attributable to noncontrolling interests	(6)	(8)	(15)	(26)
Net income (attributable to PPG)	$272	$292	$1,059	$1,243

Amounts attributable to PPG:
Income from continuing operations, net of tax	$272	$295	$1,056	$1,243
(Loss)/Income from discontinued operations, net of tax	—	(3)	3	—
Net income (attributable to PPG)	$272	$292	$1,059	$1,243

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.15	$1.24	$4.46	$5.25
(Loss)/Income from discontinued operations, net of tax	—	(0.01)	0.01	—
Net income (attributable to PPG)	$1.15	$1.23	$4.47	$5.25

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.14	$1.23	$4.44	$5.22
(Loss)/Income from discontinued operations, net of tax	—	(0.01)	0.01	—
Net income (attributable to PPG)	$1.14	$1.22	$4.45	$5.22

Average shares outstanding	237.2	237.0	236.8	236.9

Average shares outstanding - assuming dilution	238.6	238.6	237.9	238.2

(a) Other charges in the fourth quarter of 2020 includes $14 million of environmental remediation charges and $13 million of pension curtailment charges. Additionally, certain benefits recognized in 2019 did not recur.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2020	2019
Current assets:
Cash and cash equivalents	$1,826	$1,216
Short-term investments	96	57
Receivables, net	2,726	2,756
Inventories	1,735	1,710
Other current assets	415	431
Total current assets	$6,798	$6,170

Current liabilities:
Short-term debt and current portion of long-term debt	$578	$513
Accounts payable and accrued liabilities	3,777	3,496
Current portion of operating lease liabilities	180	170
Restructuring reserves	281	196
Total current liabilities	$4,816	$4,375

Long-term debt	$5,171	$4,539

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2020	2019
Operating Working Capital (a)	$1,998	$2,215
As a percent of quarter sales, annualized	13.3%	15.1%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
Net sales
Performance Coatings	$2,167	$2,183	$8,495	$9,034
Industrial Coatings	1,590	1,489	5,339	6,112
Total	$3,757	$3,672	$13,834	$15,146

Segment income
Performance Coatings	$299	$307	$1,359	$1,409
Industrial Coatings	282	203	750	862
Total	$581	$510	$2,109	$2,271

Items not allocated to segments
Corporate	(61)	(64)	(226)	(198)
Interest expense, net of interest income	(26)	(24)	(115)	(100)
Business restructuring-related costs, net (a)	(24)	(19)	(224)	(222)
Impairment charges (b)	(93)	—	(93)	—
Environmental remediation charges	(14)	—	(26)	(61)
Expenses incurred due to natural disasters (c)	(9)	—	(17)	—
Acquisition-related costs	(9)	—	(9)	(17)
Increase in allowance for doubtful accounts related to COVID-19	—	—	(30)	—
Debt extinguishment charge	—	—	(7)	—
Litigation matters	—	(5)	—	(12)
Income before income taxes	$345	$398	$1,362	$1,661

(a) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
(b) Impairment charges were recorded in the fourth quarter 2020 related to the planned sale of certain smaller entities in non-strategic regions and for certain asset write-downs.
(c) In the second half of 2020, Hurricanes Laura and Delta damaged a southern U.S. factory that supports the Company's specialty coatings and materials business.
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